UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): June 4, 2007

OFFLINE CONSULTING, INC.
(Exact name of registrant as specified in charter)

Delaware	000-52375	20-4838580
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2208 58th Avenue East, Bradenton, Florida 34203
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (941) 371-0440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 18, 2007, Offline Consulting, Inc. (the “Company”) entered into and closed a share purchase agreement with Kesselring Corporation, a Florida corporation (“Kesselring”), and Kesselring’s shareholders (the “Purchase Agreement”) holding 99.9% of Kesselring’s outstanding securities. Pursuant to the Agreement, Offline acquired 99.9% of the issued and outstanding capital stock of Kesselring from the Kesselring shareholders in exchange for 1,374,163 shares of Offline’s shares of common stock. In connection with the acquisition of Kesselring on May 18, 2007, Marcello Trebitsch resigned as an officer of the Company. In addition, on May __, 2007, the Company mailed a Schedule 14f Information Statement to its shareholders disclosing the proposed appointment of six new members to the Company’s Board of Directors, as a result of a change in control of the Company. Effective June 4, 2007, Marcello Trebitsch resigned as a director of the Company. In addition, Clifford H. Wildes, Curtis King, Gary King, Virgil Sandifer, Ben Bond and James K. Toomey were appointed as directors of the Company effective June 4, 2007. The following are the biographies of each of the directors.

Clifford H. Wildes, Chief Operating Officer and Director

Mr. Wildes has over 25 years of executive management experience in private and public companies. He was the founder and Chairman of Morgan Beaumont, Inc., a publicly-traded company that is a premier provider of Stored Value and Prepaid Card Solutions in the United States. Prior to founding Morgan Beaumont, Mr. Wildes was the CEO and founder of several companies within the High Tech sector as well as business consulting services. He is also the founder, former CEO and Chairman of Microtech International Inc., a private company that he sold to a Japanese public company in 1995, as well as the founder, former CEO and Chairman of Nova Interactive Inc., which he sold to a public company in 1997. From 1997 to 2001, Mr. Wildes consulted or was employed by various public companies holding the positions of CEO, COO or Vice President; his responsibilities included interfacing with the SEC and the operations of those companies. He is the President and founder of Meridian Capital Inc., an investment banking consulting firm that specialized in mergers and acquisitions, reverse mergers into public shells, and general business consulting and he was also a principal in a boutique San Francisco-based investment banking firm.

Curtis King, President - King Brothers Woodworking and Director

Mr. King became President of King Brothers Woodworking, Inc in 1976, co-managing with his brother since that time. In 1997 Mr. King also assumed a similar managerial role in King Door and Hardware, Inc., a company founded by he and his brother. Mr. King started his career with the General Electric Co in 1969 and is a graduate of their Manufacturing Management Program. Mr. King holds Bachelor of Science degrees in Physics and Math from the University of Washington and an MBA from Clemson and Furman Universities’ combined program. Mr. King has had extensive community involvement. He is currently Chair of Yakima Regional Hospital, United Way of Yakima County, and the Central Washington Fair Association. He is also the incoming President of Sunrise Rotary.

Gary King, President - King Door and Hardware and Director

Mr. King assumed financial and internal operational control of King Brothers Woodworking, Inc. in 1976 co-managing with his brother since that time. In 1997 Mr. King assumed a similar role in King Door and Hardware, Inc. a company he and his brother founded. Prior to that Mr. King worked in various staff and management positions with Battelle Memorial Institute, Pacific Northwest Laboratories in Richland, Washington. Mr. King holds both a BS degree in Physics and an MBA degree from the University of Washington in Seattle, WA. He currently serves as treasurer on the governing board of Northwest University in Kirkland, WA which he joined in 1985.

Virgil Lee "Brother" Sandifer, Jr., Director

Mr. Sandifer is a Certified Public Accountant and managing partner of the accounting firm of Sayle, Sandifer & Associates, LLP, where he has practiced since 1980. Mr. Sandifer attended the University of Mississippi where he received a Bachelor of Arts in Accounting in 1977 and a Master of Business Administration in 1979.

Ben Bond, Director

For the past 12 years, Ben Bond has run his own CPA firm, with a concentration in taxes, accounting and management consulting. Previously, Mr. Bond held management positions in accounting and auditing with several public companies, including Blount, Inc. and Grand Met, PLC. He began his career with Deloitte and Touche (then Haskins & Sells) in Tampa. A graduate of the University of Florida, he holds active CPA licenses in Florida and North Carolina.

James K. Toomey, Director

Jim Toomey has served as a director of Coast Bank since April, 2000, and Chairman since June, 2003. Previously, Mr. Toomey served in various positions for Knight-Ridder/Bradenton Herald from 1990 to 1997. Since 1997, Mr. Toomey’s business interests have been focused towards commercial real estate and investments. He is a life-long Florida native and is the co-owner of four real estate investment companies in Manatee County, a retail clothing company, and an ice cream store. He founded the Toomey Foundation for the Natural Sciences in 2000, a not-for-profit organization for the preservation and education of archeological, paleontological and geological resources.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFFLINE CONSULTING, INC.

Date: June 6, 2007	By:	/s/ Kenneth Craig
Name: Kenneth Craig
Title: CEO